--------------------------------
                                                |          OMB APPROVAL        |
                                                |  --------------------------  |
                                                |  OMB Number:      3235-0145  |
                                                |  Expires: December 31, 1997  |
                                                |  Estimated average burden    |
                                                |  hours per response...14.90  |
                                                --------------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                         (Amendment No. ______________)*


                       Nanophase Technologies Corporation
                       ----------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                     6300791
                                 --------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page  2  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  ARCH Venture Fund II, L.P.                                         |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  705,835                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  705,835                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  705,835                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  5.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page  3  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  ARCH Management Partners II, L.P.                                  |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  719,869                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  719,869                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  719,869                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  5.9%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page  4  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  ARCH Venture Partners, L.P.                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  719,869                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  719,869                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  719,869                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  5.9%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page  5  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  ARCH Venture Corporation                                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  719,869                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  719,869                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  719,869                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  5.9%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page  6  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  ARCH Venture Fund, L.P.                                            |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  768,088                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  768,088                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  768,088                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  6.1%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page  7  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  ARCH Development Corporation                                       |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Illinois                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  768,088                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  768,088                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  768,088                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  6.1%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page  8  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Steven Lazarus                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  USA                                                                |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,487,957                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,487,957                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,487,957                                                          |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  11.7%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page  9  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Keith Crandell                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  USA                                                                |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  719,869                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  719,869                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  719,869                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  5.9%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page 10  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Robert Nelsen                                                      |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  USA                                                                |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  719,869                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  719,869                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  719,869                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  5.9%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page 11  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------



Item 1(a).  Name of Issuer: Nanophase Technologies Corp. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 453 Commerce Street, Burr Ridge, Illinois 60521.

Item 2(a). Names of Persons Filing: ARCH Venture Fund, L.P. ("ARCH Venture Fund"); ARCH Development Corporation ("ARCH Development Corporation"); ARCH Venture Fund II, L.P. ("ARCH Venture Fund II"); ARCH Management Partners II, L.P. ("ARCH Management Partners II"); ARCH Venture Partners, L.P. ("ARCH Venture Partners"); ARCH Venture Corporation ("ARCH Venture Corporation"); Steven Lazarus, Keith Crandell and Robert Nelsen (collectively, the "Managing Directors"). ARCH Venture Fund, ARCH Development Corporation, ARCH Venture Fund II, ARCH Management Partners II, ARCH Venture Partners, ARCH Venture Corporation and the Managing Directors collectively are referred to as the "Reporting Persons."

Item 2(b). Address of Principal Business Office: The principal business address of the Reporting Persons is 8735 W. Higgins Road, Suite 235, Chicago, IL 60631.

Item 2(c). Citizenship: ARCH Venture Fund, L.P., ARCH Venture Fund II, ARCH Management Partners II and ARCH Venture Partners are limited partnerships organized under the laws of the State of Delaware. ARCH Venture Corporation is a corporation organized under the laws of the State of Delaware. ARCH Development Corporation is a corporation organized under the laws of the State of Illinois. Each Managing Director is a US citizen.

Item 2(d).  Title of Class of Securities: Common Stock, $.01 (the "Common
            Stock").

Item 2(e).  CUSIP Number:  630079101.

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
            -------------------------------------------------------------------
            check whether the person filing is a:
            ------------------------------------

                 (a)  [ ] Broker or Dealer registered under Section 15 of
                          the Securities Exchange Act of 1934 (the "Act").

                 (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

                 (c)  [ ] Insurance Company as defined in Section
                          3(a)(19) of the Act.

                 (d)  [ ] Investment Company registered under Section 8
                          of the Investment Company Act of 1940.

                 (e)  [ ] Investment Adviser registered under Section 203
                          of the Investment Advisers Act of 1940.

                 (f)  [ ] Employee Benefit Plan, Pension Fund which is
                          subject to the provisions of the Employee
                          Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page 12  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

                 (g)  [ ] Parent Holding Company, in accordance with Rule
                          13d-1(b)(ii)(G) of the Act.

                 (h)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                          of the Act.

               Not Applicable.

Item 4.        Ownership:
               ---------

               (a) Amount Beneficially Owned: As of December 31, 1997: ARCH Venture Fund II is the record owner of 705,835 shares of Common Stock; ARCH II Parallel Fund is the record owner of 14,034 shares of Common Stock; and ARCH Venture Fund is the record owner of 366,550 shares of Common Stock and a presently exercisable warrant (the "Warrant") to purchase up to an aggregate of 401,538 shares of Common Stock.

                      ARCH Management Partners II is the sole general partner of ARCH Venture Fund II and ARCH II Parallel Fund. ARCH Venture Partners is the sole general partner of ARCH Management Partners II. ARCH Venture Corporation is the sole general partner of ARCH Venture Partners. Each of ARCH Management Partners II, ARCH Venture Partners and ARCH Venture Corporation may be deemed to beneficially own an aggregate of 719,869 shares of Common Stock held by ARCH Venture Fund II and ARCH II Parallel Fund. The Managing Directors are the managing directors of ARCH Venture Corporation and may be deemed to beneficially own the shares of Common Stock held by ARCH Venture Fund II and ARCH II Parallel Fund. The Managing Directors disclaim beneficial ownership with respect to these shares.

                      ARCH Development Corporation is the general partner of ARCH Venture Fund and may be deemed to beneficially own 768,088 shares of Common Stock. Mr. Lazarus has been granted power of attorney to act in the name of and for ARCH Development Corporation with respect to the role of ARCH Development Corporation as general partner of ARCH Venture Fund and therefore may be deemed to beneficially own the securities held by ARCH Venture Fund. Mr. Lazarus disclaims beneficial ownership of these shares.

               (b) Percent of Class: ARCH Venture Fund, 6.1%; ARCH Development Corporation, 6.1%; ARCH Venture Fund II, 5.7%; ARCH Management Partners II, 5.9%; ARCH Venture Partners, 5.9%; ARCH Venture Corporation, 5.9%; Steven Lazarus, 11.7%; Keith Crandell, 5.9%; and Robert Nelsen, 5.9%. The foregoing percentages are calculated based on the 12,277,454 shares of Common Stock reported in the Issuer's Prospectus dated November 26, 1997 to be outstanding after the Issuer's Initial Public Offering.

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page 13  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------


               (c)    Number of Shares as to Which Such Person Has:
                      --------------------------------------------

                      (i) Sole power to vote or to direct the vote: ARCH Venture Fund, 0; ARCH Development Corporation, 0; ARCH Venture Fund II, 0; ARCH Management Partners II, 0; ARCH Venture Partners, 0; ARCH Venture Corporation, 0; Steven Lazarus, 0; Keith Crandell, 0; and Robert Nelsen, 0.

                      (ii) Shared power to vote or to direct the vote: ARCH Venture Fund, 768,088; ARCH Development Corporation, 768,088; ARCH Venture Fund II, 705,835; ARCH Management Partners II, 719,869; ARCH Venture Partners, 719,869; ARCH Venture Corporation, 719,869; Steven Lazarus, 1,487,957; Keith Crandell, 719,869; and Robert Nelsen, 719,869.

                      (iii) Sole power to dispose or to direct the disposition of: ARCH Venture Fund, 0; ARCH Development Corporation, 0; ARCH Venture Fund II, 0; ARCH Management Partners II, 0; ARCH Venture Partners, 0; ARCH Venture Corporation, 0; Steven Lazarus, 0; Keith Crandell, 0; and Robert Nelsen, 0.

                      (iv) Shared power to dispose or to direct the disposition of: ARCH Venture Fund, 768,088; ARCH Development Corporation, 768,088; ARCH Venture Fund II, 705,835; ARCH Management Partners II, 719,869; ARCH Venture Partners, 719,869; ARCH Venture Corporation, 719,869; Steven Lazarus, 1,487,957; Keith Crandell, 719,869; and Robert Nelsen, 719,869.

Item 5.        Ownership of Five Percent or Less of a Class:
               --------------------------------------------

               Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:
               ---------------------------------------------------------------

               Not Applicable.

Item 7.        Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company:
               -------

               Not Applicable.

Item 8.        Identification and Classification of Members of the Group:
               ---------------------------------------------------------
               ARCH Venture Fund II, ARCH II Parallel Fund, ARCH Management Partners II, ARCH Venture Partners, ARCH Venture Corporation, the Managing Directors, ARCH Venture Fund, and ARCH Development Corporation expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page 14  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

Item 9.        Notice of Dissolution of Group:
               ------------------------------
               Not Applicable.

Item 10.       Certification:
               -------------
               Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page 15  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

                                    SIGNATURE
                                    ---------

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1998    ARCH VENTURE FUND II, L.P.

                             By:    ARCH Management Partners II, L.P.
                                    its General Partner

                                    By:    ARCH Venture Partners, L.P.
                                           its General Partner

                                           By:    ARCH Venture Corporation
                                                  its General Partner

                                                  By:  /s/ Steven Lazarus
                                                       ------------------
                                                       Managing Director

                             ARCH MANAGEMENT PARTNERS II, L.P.

                             By:    ARCH Venture Partners, L.P.
                                    its General Partner

                                    By:    ARCH Venture Corporation
                                           its General Partner

                                           By:  /s/ Steven Lazarus
                                                ------------------
                                                Managing Director

                             ARCH VENTURE PARTNERS, L.P.

                             By:    ARCH Venture Corporation
                                    its General Partner

                                    By:  /s/ Steven Lazarus
                                         ------------------
                                         Managing Director

                             ARCH VENTURE CORPORATION

                             By:  /s/ Steven Lazarus
                                  ------------------
                                  Managing Director

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page 16  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

                             ARCH VENTURE FUND, L.P.

                             By:    ARCH Development Corporation
                                    its General Partner


                                    By:  /s/ Steven Lazarus
                                         ------------------
                                         Steven Lazarus

                                    Its: Agent and Attorney In Fact

                             ARCH DEVELOPMENT CORPORATION


                             By:    /s/ Steven Lazarus
                                    ------------------
                                    Steven Lazarus

                             Its: Agent and Attorney In Fact


                             /s/ Steven Lazarus
                             ------------------
                             Steven Lazarus


                             /s/ Keith Crandell
                             ------------------
                             Keith Crandell


                             /s/ Robert Nelsen
                             ------------------
                             Robert Nelsen

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page 17  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

                                                                      Exhibit 1
                                                                      ---------

                                    AGREEMENT
                                    ---------

        Pursuant to Rule 13d-1-(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Nanophase Technologies Corporation.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 12, 1998       ARCH VENTURE FUND II, L.P.

                                By:     ARCH Management Partners II, L.P.
                                        its General Partner

                                        By:    ARCH Venture Partners, L.P.
                                               its General Partner

                                               By:    ARCH Venture Corporation
                                                      its General Partner

                                                      By:  /s/ Steven Lazarus
                                                           ------------------
                                                           Managing Director

                                        ARCH MANAGEMENT PARTNERS II, L.P.

                                        By:    ARCH Venture Partners, L.P.
                                               its General Partner

                                               By:    ARCH Venture Corporation
                                                      its General Partner

                                                      By:  /s/ Steven Lazarus
                                                           ------------------
                                                           Managing Director

                                        ARCH VENTURE PARTNERS, L.P.

                                        By:    ARCH Venture Corporation
                                               its General Partner

                                               By: /s/ Steven Lazarus
                                                   ------------------
                                                   Managing Director

                                        ARCH VENTURE CORPORATION

                                        By:  /s/ Steven Lazarus
                                             ------------------
                                             Managing Director

-------------------------                           ---------------------------
|CUSIP NO.  6300791     |           13G            |   Page 18  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

                                        ARCH VENTURE FUND, L.P.

                                        By:    ARCH Development Corporation
                                               its General Partner

                                               By: /s/ Steven Lazarus
                                                   ------------------
                                                   Steven Lazarus

                                               Its: Agent and Attorney In Fact

                                        ARCH DEVELOPMENT CORPORATION


                                        By: /s/ Steven Lazarus
                                                ------------------
                                                Steven Lazarus

                                        Its: Agent and Attorney In Fact


                                        /s/ Steven Lazarus
                                        ------------------
                                        Steven Lazarus

                                        /s/ Keith Crandell
                                        ------------------
                                        Keith Crandell

                                        /s/ Robert Nelsen
                                        ------------------
                                        Robert Nelsen